SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☒    Definitive Proxy Statement

☐     Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

American Electric Power Company, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2004 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215

Michael G. Morris Chairman of the Board, President and Chief Executive Officer

March 19, 2004

Dear Shareholder:

This year’s annual meeting of shareholders will be held at The Ohio State University’s Fawcett Center, 2400 Olentangy River Road, Columbus, Ohio, on Tuesday, April 27, 2004, at 9:30 a.m.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 AM. PLEASE NOTE THAT YOU WILL NEED TO PRESENT AN ADMISSION TICKET TO ATTEND THE MEETING. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. A map and directions are printed on the admission ticket. If your shares are registered in your name and you received your proxy materials electronically via the internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest. Only those shareholders who owned shares on the record date, March 3, 2004, are entitled to vote and attend the meeting.

If you are unable to attend the meeting, you can listen to it live or replay over the Internet. You can access this by going to our website, www.aep.com, and click on investors and then webcasts.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By Internet, at www.eproxyvote.com/aep

•	By toll-free telephone at 877-779-8683

•	By completing and mailing your proxy card in the enclosed envelope

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

NOTICE OF 2004 ANNUAL MEETING

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

TIME	9:30 a.m. on Tuesday, April 27, 2004

PLACE	Fawcett Center
The Ohio State University
2400 Olentangy River Road
Columbus, Ohio

ITEMS OF BUSINESS	(1) To elect 11 directors to hold office until the next annual meeting and until their successors are duly elected.
(2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year 2004.
(3) To consider and act on such other matters, including the shareholder proposals described on pages 14 through 19 of the accompanying proxy statement, as may properly come before the meeting.

RECORD DATE	Only shareholders of record at the close of business on March 3, 2004, are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements and management’s discussion and analysis of results of operations and financial condition. AEP’s Summary Annual Report to Shareholders contains our chairman’s letter to shareholders, condensed financial statements, and an independent auditors’ report.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.
(2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card.
(3) VISIT THE WEB SITE shown on your proxy card to vote via the Internet.

Any proxy may be revoked at any time prior to its exercise at the meeting.

March 19, 2004	Susan Tomasky Secretary

Our annual meeting of shareholders also will be webcast at http://www.aep.com/go/webcasts at 9:30 a.m. on April 27, 2004.

Proxy Statement

March 19, 2004

Proxy and Voting Information

THIS PROXY STATEMENT and the accompanying proxy card are to be mailed to shareholders, commencing on or about March 19, 2004, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 27, 2004 in Columbus, Ohio.

Who Can Vote.     Only the holders of shares of Common Stock at the close of business on March 3, 2004 are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 395,627,942 shares of AEP Common Stock, $6.50 par value, outstanding.

How You Can Vote.     Shareholders of record can give proxies by (i) mailing their signed proxy cards, (ii) calling a toll-free telephone number or (iii) using the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on March 3, 2004.

Revocation of Proxies.     A shareholder giving a proxy may revoke it at any time before it is exercised at the meeting by giving notice of its revocation to the Company, by executing another proxy dated after the proxy to be revoked, or by attending the meeting and voting in person.

How Votes are Counted.     Under New York law, abstentions and broker non-votes do not count in the determination of voting results and have no effect on the vote. The determination on the shareholder proposals is based on votes “for” and “against”, with abstentions and broker non-votes not counted as “against” votes but counted in the determination of a quorum. Unvoted shares are termed “non-votes” when a nominee holding shares for beneficial owners has not received instructions from the beneficial owner and may not exercise discretionary voting power on certain matters, but with respect to other matters may vote pursuant to discretionary authority or beneficial owner instructions.

Your Vote is Confidential.      It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held confidential, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted, (ii) in cases where shareholders write comments on their proxy cards, or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report or Proxy Statement to Shareholders.      Securities and Exchange Commission rules provide that more than one annual report or proxy statement need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report or proxy statement is being householded indefinitely unless you instruct us otherwise. If more than one annual report or proxy statement is being sent to your address, at your request, mailing of the duplicate copy will be discontinued. If you wish to resume or discontinue receiving separate annual reports or proxy statements at the same address, you may call our transfer agent,

EquiServe Trust Company, N.A., at 800-328-6955 or write to them at P.O. Box 2500, Jersey City, NJ 07303-2500. The change will be effective 30 days after receipt. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a shareholder at a shared address. To receive a separate copy of the annual report or proxy statement, contact AEP Shareholder Direct at 800-551-1AEP (1237) or write to AEP, attention: Financial Reporting, at 1 Riverside Plaza, Columbus, OH 43215.

1. Election of Directors

ELEVEN DIRECTORS are to be elected by a plurality of the votes cast at the meeting to hold office until the next annual meeting and until their successors have been elected. AEP’s By-Laws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of AEP’s Board of Directors.

The 11 nominees named on pages 3 through 6 were selected by the Board of Directors on the recommendation of the Committee on Directors and Corporate Governance of the Board. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. Shareholders may withhold authority to vote for any or all of such nominees on the proxy card. All of the Board’s nominees were elected by the shareholders at the 2003 annual meeting, except for Mr. Morris, who was elected a director as of January 1, 2004. It is not expected that any of the nominees will be unable to stand for election or be unable to serve if elected. In the event that a vacancy in the slate of nominees should occur before the meeting, the proxies may be voted for another person nominated by the Board of Directors or the number of directors may be reduced accordingly.

Cumulative Voting.     Shareholders have the right to vote cumulatively for the election of directors. This means that in the voting at the meeting each shareholder, or his proxy, may multiply the number of his or her shares by the number of directors to be elected and then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among any two or more nominees as desired. The proxies designated by the Board of Directors will not cumulate the votes of the shares they represent.

Biographical Information.     The following brief biographies of the nominees include their principal occupations, ages on the date of this statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s Common Stock, options exercisable within 60 days and stock-based units beneficially owned by each of them appears on page 36.

Nominees For Director

E. R. Brooks Retired Chairman and Chief Executive Officer, Central and South West Corporation, Granbury, Texas Age 66 Director since 2000	Received his B.S. (electrical engineering) from Texas Tech University in 1961. Chairman and chief executive officer of Central and South West Corporation (February 1991-June 2000). Served as CSW’s president from February 1991 to July 1997. A director of Hubbell, Inc. A trustee of Baylor Health Care Center, Dallas, Texas, Hardin-Simmons University, Abilene, Texas, and Texas Tech University, Lubbock, Texas.

Donald M. Carlton Retired President and Chief Executive Officer, Radian International LLC, Austin, Texas Age 66 Director since 2000	Received his B.A. from the University of St. Thomas in Houston in 1958 and Ph.D. (organic chemistry) from the University of Texas at Austin in 1962. President and chairman of Radian Corporation, an engineering and technology firm (1969-1995). President and chief executive officer of Radian International LLC (1996-1998). A director of National Instruments Corporation and Temple-Inland Inc. and trustee of 26 mutual funds in the Smith Barney/Citi fund complex.

John P. DesBarres Investor Park City, Utah Age 64 Director since 1997	Received an associate degree in electrical engineering from Worcester Junior College in 1960 and completed the Harvard Business School Program for Management Development in 1975 and the Massachusetts Institute of Technology Sloan School Senior Executive Program in 1984. Joined Sun Company (petroleum and natural gas) in 1963, holding various positions until 1979, when he was elected president of Sun Pipe Line Company (1979-1988) (crude oil/products). Chairman, president and chief executive officer of Sante Fe Pacific Pipelines, Inc. (1988-1991) (petroleum products pipeline). President and chief executive officer (1991-1995) and chairman (1992-1995) of Transco Energy Company (natural gas). A director of Texas Eastern Products Pipeline Company, which is the general partner of TEPPCO Partners, L.P., and Penn Virginia GP, LLC, an indirect wholly-owned subsidiary of Penn Virginia Corporation and the general partner of Penn Virginia Resource Partners, L.P.

Nominees For Director — continued

Robert W. Fri Visiting Scholar, Resources for the Future, Washington, D.C. Age 68 Director since 1995	Holds a B.A. from Rice University and a M.B.A. from Harvard Business School. Associated with McKinsey & Company, Inc., management consulting firm, from 1963 to 1971 and again from 1973 to 1975, being elected a principal in the firm in 1968. From 1971 to 1973, served as first Deputy Administrator of the Environmental Protection Agency, becoming Acting Administrator in 1973. Was first Deputy and then Acting Administrator of the Energy Research and Development Administration from 1975 to 1977. From 1978 to 1986 was President of Energy Transition Corporation. President and director of Resources for the Future (non-profit research organization) from 1986 to 1995 and became senior fellow emeritus in 1996. Director, National Museum of Natural History (Smithsonian Institution) (1996-2001). Assumed his present position with Resources for the Future in 2001.

William R. Howell Chairman Emeritus, J. C. Penney Company, Inc., Dallas, Texas Age 68 Director since 2000	Received his B.B.A. from the University of Oklahoma in 1958. Joined J.C. Penney Company (major retailer) in 1958 and held various managerial positions. Chairman of the board of J. C. Penney Company from 1983 to January 1997 and also chief executive officer from 1983 to January 1996. Chairman emeritus of J. C. Penney Company (1997-present). A director of Exxon Mobil Corporation, Halliburton Company, Pfizer Inc., and The Williams Companies, Inc. He is also a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas, non-public wholly owned subsidiaries of Deutsche Bank A.G. He is also a director of Viseon, Inc., where he will not stand for re-election in 2004.

Nominees For Director — continued

Lester A. Hudson, Jr. Professor and the Wayland H. Cato, Jr. Chair in Leadership McColl Graduate School of Business Queens University of Charlotte Charlotte, North Carolina Age 64 Director since 1987	Received a B.A. from Furman University in 1961, a M.B.A. from the University of South Carolina in 1965 and Ph.D. (industrial management) from Clemson University in 1997. Joined Dan River Inc. (textile fabric manufacturer) in 1970 and was elected president and chief operating officer in 1981 and chief executive officer in 1987. Resigned from Dan River in 1990. Joined WundaWeve Carpets, Inc. (carpet manufacturer) as chairman, president and chief executive officer in 1990. Chairman of WundaWeve in 1991. Vice chairman of WundaWeve (1993-1995). Chairman, H&E Associates (investment firm), 1995-1998. Joined Clemson University in 1998 as Professor of Business Strategy. Assumed his present position with Queens University of Charlotte in 2003. A director of American National Bankshares Inc. and trustee of The Sirrine Foundation, Furman University Advisory Council and President’s Advisory Council of Wofford College.

Leonard J. Kujawa Financial and Accounting Consultant, Atlanta, Georgia Age 71 Director since 1997	Received his B.B.A. in 1954 and M.B.A. in 1955 from the University of Michigan. Joined Arthur Andersen LLP (accounting and consulting firm) in 1957 and became a partner in 1968, specializing in the electric and telecommunications industries. Various management positions in his firm leading to Worldwide Managing Partner Energy and Telecommunications (1985-1995). Retired in 1995. Independent financial and accounting expert to electric companies. A director of Schweitzer-Mauduit International, Inc.

Nominees For Director — continued

Michael G. Morris Chairman, President and Chief Executive Officer of AEP and AEP Service Corporation; Chairman and Chief Executive Officer of other major AEP subsidiaries Age 57 Director since 2004	Received his B.S. and M.S. (science) degrees from Eastern Michigan University in 1969 and 1973, respectively, and J.D. from Detroit College of Law in 1981. Elected president and chief executive officer of AEP in January 2004; chairman of the board in February 2004; and chairman, president and chief executive officer of all of its major subsidiaries in January 2004. From 1997 to 2003 was chairman of the board, president and chief executive officer of Northeast Utilities, an unaffiliated electric utility. From 1994 to 1997 was president and chief executive officer of Consumers Power Company and executive vice president and chief operating officer from 1992 to 1994. A director of the Edison Electric Institute, the American Gas Association, Nuclear Electric Insurance Limited, Cincinnati Bell, Inc., Flint Ink and Spinnaker Exploration Co. Mr. Morris is also a Regent of Eastern Michigan University.

Richard L. Sandor Chairman and Chief Executive Officer, Chicago Climate Exchange, Inc., Chicago, Illinois Age 62 Director since 2000	Received his B.A. from City University of New York, Brooklyn College, and Ph.D. (economics) from the University of Minnesota. Chairman and chief executive officer of Chicago Climate Exchange, Inc. (a self-regulatory exchange that administers a greenhouse reduction and trading program) since 2003. Chairman and chief executive officer of Environmental Financial Products LLC (1993-2003). Second vice chairman of the Chicago Board of Trade (1997-1998). A director of Nasdaq LIFFE, LLC and Millenium Cell, Inc.

Donald G. Smith Chairman of the Board, President, Chief Executive Officer and Treasurer of Roanoke Electric Steel Corporation, Roanoke, Virginia Age 68 Director since 1994	Joined Roanoke Electric Steel Corporation (steel manufacturer) in 1957. Held various positions with Roanoke Electric Steel before being named president and treasurer in 1985, chief executive officer in 1986 and chairman of the board in 1989.

Kathryn D. Sullivan President and Chief Executive Officer, COSI Columbus, Columbus, Ohio Age 52 Director since 1997	Received her B.S. from the University of California and Ph.D. from Dalhousie University. NASA space shuttle astronaut (1978-1993). Chief Scientist at the National Oceanic and Atmospheric Administration (1993-1996). Became president and chief executive officer of Columbus’ science museum COSI (Center of Science & Industry) in 1996. U.S. Naval Reserve Officer.

Mr. Morris is a director of certain subsidiaries of AEP with one or more classes of	publicly held preferred stock or debt securities and other subsidiaries of AEP.

AEP’s Board of Directors and Committees

UNDER NEW YORK LAW, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2003, the Board held 8 regular and 7 special meetings. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all members did attend the annual meeting.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2003 and the directors who currently serve on these committees. The functions of the committees are described in the paragraphs following the table.

DIRECTOR	BOARD COMMITTEES

	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight

Mr. Brooks			X		X		X

Dr. Carlton	X (Chair)		X	X			X

Mr. DesBarres			X	X		X (Chair)	X

Mr. Fri			X (Chair)			X	X

Mr. Howell		X	X			X

Dr. Hudson	X	X (Chair)	X

Mr. Kujawa	X	X	X

Mr. Morris				X (Chair)

Dr. Sandor			X		X		X

Mr. Smith			X

Dr. Sullivan	X		X				X (Chair)

2003 Meetings	15	7	3	0	5	15	7

During 2003, no incumbent director (except Mr. Morris, who was not a director in 2003) attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he or she served.

Corporate Governance

AEP maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including AEP’s Principles of Corporate Governance, AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for members of the Board of Directors, and charters for the Audit, Directors and Corporate Governance and Human Resources Committees of the Board of Directors. The corporate governance page can be found at www.AEP.com, by clicking on “Investors” and then “Corporate Governance”.

AEP’s policies and practices reflect corporate governance initiatives that are compliant with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of AEP and its management;

•	All members of the key board committees — the Audit Committee, Human Resources Committee and the Committee on Directors and Corporate Governance — are independent;

•	The non-management members of the Board of Directors meet regularly without the presence of management, as do the independent members of the board of directors;

•	AEP has a code of business conduct that also applies to its principal executive officer, principal financial officer, and principal accounting officer;

•	The charters of the board committees clearly establish their respective roles and responsibilities; and

•	AEP has an ethics office with a hotline available to all employees, and AEP’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, or auditing matters.

No member is independent unless the Board of Directors affirmatively determines that the member has no material relationship with AEP or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with AEP or any of its subsidiaries). The Board of Directors has adopted categorical standards it uses to determine the independence of its members. These standards are consistent with the New York Stock Exchange corporate governance listing standards and are as follows:

1.	A member who is an employee, or whose immediate family member is an executive officer of AEP or any of its subsidiaries is not independent until three years after such employment has ended.

2.	A member who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from AEP or any of its subsidiaries, other than director or committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

3.	A member who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, any present or former internal or external auditor of AEP or any of its subsidiaries is not independent until three years after such affiliation or employment has ended.

4.	A member who is employed, or whose immediate family member is employed, as an executive officer of another company on whose compensation committee any of AEP’s executive officers serve is not independent until three years after such service or employment has ended.

5.

A member who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, AEP or any of its subsidiaries for property or services in an amount which, in any fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

The Board of Directors has determined that Messrs. Brooks, Carlton, DesBarres, Fri, Howell, Hudson and Kujawa and Ms. Sullivan, all of whom are Board of Director nominees at this meeting, are independent and meet these standards. Mr. Morris is not independent because he is an executive officer of AEP. Mr. Smith, who is Chief Executive Officer of Roanoke Electric Steel Corporation (RESC) is not currently independent because RESC pays more than 2% of its consolidated gross revenues to an AEP subsidiary for electric service. Although Dr. Sandor currently meets the independence standards, the Board of Directors has determined that he is not independent because of AEP’s relationship with the Chicago Climate Exchange (CCX). Dr. Sandor serves as Chief Executive Officer of CCX. AEP payments to CCX currently do not exceed $1 million or 2% of CCX’s consolidated gross revenues but AEP’s payments in the future may exceed that threshold.

AEP has designated Dr. Hudson its Presiding Director and he presides over meetings of non-management directors. Shareholders and other interested parties may communicate with Dr. Hudson and the Board by written inquiries sent to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Non-Management Directors, Columbus OH 43216. AEP’s Business Ethics and Corporate Compliance department will review such inquiries or communications. Communications other than advertising, promotions of a product or service, or patently offensive material will be forwarded to Dr. Hudson.

The Committee on Directors and Corporate Governance has the responsibilities set forth in its charter, including:

1.	Recommending the size of the Board within the boundaries imposed by the By-Laws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

A copy of the charter can be found on our website at www.AEP.com. Consistent with the rules of the NYSE, all members of the Committee on Directors and Corporate Governance are independent.

The Committee on Directors and Corporate Governance will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations on page 38 and must include information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.AEP.com. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

In evaluating candidates for Board membership, the Committee considers the needs of the Board and whether the candidate:

•	maintains the highest personal and professional ethics, integrity and values;

•	is committed to representing the long-term interests of the shareholders;

•	has an inquisitive and objective perspective, practical wisdom and mature judgment;

•	possesses familiarity with AEP’s business and industry, independence of thought and financial literacy; and

•	possesses a willingness to devote sufficient time to carrying out the duties and responsibilities effectively, including attendance at meetings.

The Board seeks balance by having complementary knowledge, expertise, experience and skill in areas such as business, finance, accounting, marketing, public policy, government, technology and environmental issues and other areas that the Board has decided are desirable and helpful to fulfilling its role. Diversity in gender, race, and background of directors, consistent with the Board’s requirements for knowledge, standards, and experience, is desirable in the mix of the Board.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, industry change and other matters and for providing recommendations to the Board on such policy matters.

The Executive Committee is empowered to exercise all the authority of the Board of Directors, subject to certain limitations prescribed in the By-Laws, during the intervals between meetings of the Board. Meetings of the Executive Committee are convened only in extraordinary circumstances.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries including, reviewing and making recommendations concerning the short and long-term financing plans and programs of AEP and its subsidiaries.

The Human Resources Committee has the responsibilities set forth in its charter, including recommending compensation for the CEO to the independent Board members, approving compensation for other senior officers and making recommendations to the Board regarding incentive and equity-based compensation plans. The Committee also communicates the Company’s compensation policies to shareholders (as required by the Securities and Exchange Commission and other regulatory bodies).

A copy of the charter can be found on our website at www.AEP.com. Consistent with the rules of the NYSE, all members of the Human Resources Committee are independent.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

Audit Committee Disclosure

THE AUDIT COMMITTEE of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent auditors for the Company; reviewing with the auditors the plan and scope of the audit and approving audit fees; monitoring the adequacy of reporting and internal controls and meeting periodically with internal and independent auditors. In December 2003 the Board approved and adopted an amended Audit Committee Charter. A more detailed discussion of the purposes, duties and responsibilities of the Audit Committee is found in the Audit Committee Charter, which is attached to this Proxy Statement as

Exhibit A.

A copy of the charter can also be found on our website at www.AEP.com. Consistent with the rules of the New York Stock Exchange, all members of the Audit Committee are independent. The Board of Directors has determined that Mr. Kujawa is an audit committee financial expert as defined by the Securities and Exchange Commission.

Audit Committee Report

THE AUDIT COMMITTEE reviews AEP’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee met fifteen times during the year and held discussions, some of which were in private, with management, the internal auditors and the independent auditors. Management represented to the Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management, the internal auditors and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).

In addition, the Committee has discussed with the independent auditors, the auditor’s independence from AEP and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Audit Committee Members

Donald M. Carlton, Chair	Leonard J. Kujawa
Lester A. Hudson, Jr.	Kathryn D. Sullivan

Directors Compensation and Stock Ownership Guidelines

Annual Retainers and Meeting Fees.    Directors who are officers of AEP or employees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of AEP’s Board of Directors. For a portion of 2003, the other members of the Board received an annual retainer of $35,000 for their services, an additional annual retainer of $5,000 for each Committee that they chaired (except for the Chairman of the Audit Committee, who received an annual retainer of $15,000), a fee of $1,200 for each meeting of the Board and of any Committee that they attended, and a fee of $1,200 per day for any inspection trip or conference. Members of the Audit Committee (other than the Chairman) also received an annual retainer of $10,000.

In October 2003, based upon the recommendation of the Committee on Directors and Corporate Governance and based on competitive data, the Board of Directors adopted changes to the cash and equity compensation to be paid to members of the Board of Directors and committees of the Board of Directors. These changes were adopted in order to bring the compensation packages of AEP’s board members more in line with compensation paid to directors of comparable companies, recognize the increased workload and responsibilities of board and committee members, and enable AEP to attract qualified directors when needed. The new board compensation is as follows:

•	Each non-employee director will receive an annual retainer of $60,000, the chair of the Audit Committee will receive an additional annual retainer of $15,000 and other members of the Audit Committee will receive an additional annual retainer of $10,000, each of these cash retainers is paid in quarterly increments;

•	The presiding director will receive an additional annual retainer of $15,000, paid in quarterly increments;

•	Each non-employee director will receive $60,000 in AEP stock units payable quarterly pursuant to the Stock Unit Accumulation Plan described below; and

•	Directors no longer receive fees for meetings they attend.

During this transitional year, directors received an annual retainer in the amount of $41,250 and 1,692 AEP stock units under the Stock Unit Accumulation Plan. In addition, members of the Human Resources Committee (HR Committee) received the $1,200 meeting fee for their attendance at each special meeting relating to the search for a new Chief Executive Officer.

Deferred Compensation and Stock Plan.    The Deferred Compensation and Stock Plan for Non-Employee Directors permits non-employee directors to choose to receive up to 100 percent of their annual Board cash retainer in units that are equivalent in value to shares of AEP Common Stock (Stock Units), deferring receipt by the non-employee director until termination of service or for a period that results in payment commencing not later than five years thereafter. AEP Stock Units are cred -

ited to directors when the retainer becomes payable, based on the closing price of the Common Stock on the payment date. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Payments with respect to the accumulated Stock Units are made in cash.

Stock Unit Accumulation Plan.    The Stock Unit Accumulation Plan for Non-Employee Directors annually had awarded 1,200 Stock Units to each non-employee director as of the first day of the month in which the non-employee director becomes a member of the Board. As mentioned earlier in Directors Compensation and Stock Ownership Guidelines, this Plan was amended to award $60,000 annually in Stock Units. These Stock Units will be credited to directors quarterly, based on the closing price of the Common Stock on the payment date. $15,000 in Stock Units was credited on December 31, 2003. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Stock Units are paid to the director in cash upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

Insurance.    AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director. The current policy, effective September 1, 2001 through September 1, 2004, has a premium of $31,050. In addition, AEP pays each non-employee director an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage ($557 for 2003).

Central and South West Corporation Memorial Gift Programs.    AEP is continuing a memorial gift program for former CSW directors and executive officers who had been previously participating in this program. The four former CSW directors who are members of AEP’s Board are participants. Under this program, AEP makes donations in a director’s name to up to three charitable organizations in an aggregate amount of up to $500,000, payable by AEP upon such person’s death. AEP maintains corporate-owned life insurance policies to support the program. The annual premiums paid by AEP are based on pooled risks and averaged $1,742 per participant for 2003.

Stock Ownership Guidelines.    AEP’s Board of Directors considers stock ownership in AEP by management to be of great importance. Such ownership enhances management’s commitment to the future of AEP and further aligns management’s interests with those of AEP’s shareholders. In keeping with this philosophy, the Board has adopted minimum stock ownership guidelines for non-employee directors. The target for each non-employee director is 2,000 shares of AEP Common Stock and/or Stock Units, with such ownership to be acquired by the end of the third year of service. All non-employee directors have met their stock ownership guidelines. For further information as to the guidelines for AEP’s executive officers, see the Human Resources Committee Report on Executive Compensation below under the caption Stock Ownership Guidelines.

Insurance

THE DIRECTORS and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance, effective January 1, 2004 through December 31, 2004, is provided by: Associated Electric & Gas Insurance Services, Energy Insurance Mutual, Zurich American Insurance Company, National Union Fire Insurance Company of PA, Federal Insurance Company, Liberty Mutual Insurance Company, Houston Casualty Company, Twin City Fire Insurance Company, Landmark American Insurance Company, Quanta Reinsurance U.S. Ltd., AXIS Reinsurance Company, Starr Excess International and Oil Casualty Insurance, Ltd. The total cost of this insurance is $8,720,200.

Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by Associated Electric & Gas Insurance Services, Federal Insurance Company, Zurich American Insurance Company and Energy Insurance Mutual, was renewed, effective July 1, 2003 through June 30, 2004, for a cost of $1,190,750.

2.  Proposal to Ratify Appointment of Independent Auditors

THE AUDIT COMMITTEE has appointed the firm of Deloitte & Touche LLP as the Company’s independent auditors for 2004. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting, and will seriously consider shareholder input on this issue. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on April 27, 2004. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Vote Required.    Approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting.

Your Board of Directors recommends a vote FOR this proposal.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and December 31, 2002, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2002	2003
Audit Fees(1)	$8,354,000	$9,970,000
Audit-Related Fees(2)	2,252,000	1,221,000
Tax Fees(3)	5,192,000	3,477,000
All Other Fees(4)	1,902,000	115,000

TOTAL	$17,700,000	$14,783,000

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.
(2)	Audit related fees consisted principally of audits of employee benefit plans, audits in connection with acquisitions and dispositions and unbundling audits of prior years in connection with corporate separation in 2002.
(3)	Tax fees consisted principally of tax compliance, tax advice and tax planning.
(4)	All other fees in 2003 consisted principally of advisory services in connection with process efficiency improvements.

The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its global affiliates is compatible with maintaining that firm’s independence and the Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All Deloitte & Touche LLP fees incurred after April 22, 2003 (the date this policy was adopted by the Audit Committee) were pre-approved by the Audit Committee.

3.  First Shareholder Proposal

A SHAREHOLDER, the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 1125 Fifteenth Street NW, Washington DC 20005, has informed the Company that it intends to present the proposal set forth below at the meeting. The International Brotherhood of Electrical Workers Pension Benefit Fund states that it is the beneficial owner of 36,866 shares of our Common Stock.

RESOLVED: that the shareholders of American Electric Power (the “Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, retirement agreements and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites and consulting fees to be paid to the executive.

Supporting Statement: In our opinion, severance agreements as described in the resolution, commonly known as “golden parachutes”, are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

The California Public Employees Retirement System, the Council of Institutional Investors and Institutional Shareholder Services generally favor shareholder approval of these types of severance agreements.

For those reasons, we urge shareholders to vote for this proposal.

Directors’ Recommendation

Your Board of Directors recommends a vote AGAINST the preceding shareholder proposal for the following reasons:

We understand and appreciate the concern that exists today about excessive compensation. However, certain compensation tools, including severance agreements, are often essential for attracting and retaining top management talent. In addition to being impractical, this proposal could hinder the Board’s ability to recruit, motivate and reward qualified executives by restricting the use of an important compensation tool. In addition, the Company’s compensation policies and procedures are structured to guard against excessive and unjustified compensation.

The HR Committee, which is composed of independent non-employee directors, oversees compensation and recommends the compensation of the CEO for approval by the independent members of the Board of Directors and approves the compensation of other executive officers. AEP’s executive compensation programs, including its severance agree -

ments with its principal executive officers, are evaluated by the HR Committee, with input by independent executive compensation consultants. These programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns. These programs have been developed to be consistent with utility and general industry practice for companies of comparable size and to link a significant portion of executive compensation to performance and to total shareholder return.

The Board of Directors and the HR Committee believe that use of employment and severance agreements for a limited group of key employees is reasonable, appropriate and absolutely necessary. AEP operates in an industry that has experienced much volatility in the past few years. Further, the extremely complex regulatory and competitive environment in which we do business requires highly qualified executive leadership. Like many corporations, we use these types of agreements because they promote shareholders’ interests by enabling the Company to employ and retain the most qualified executives. The HR Committee believes that the number and type of agreements that AEP has with its executives is typical of industry practice.

Implementation of this proposal would be costly and disruptive to the efficiency of the company. AEP has approximately 325,000 shareholders. To call a special meeting of shareholders to approve an agreement prior to signing with an executive would be extremely expensive and is unworkable on its face. Alternatively under the proposal, AEP could be required to present the agreement to shareholders at the next annual meeting. This would mean that we would be unable to assure a potential executive or officer that the agreement would be approved or ratified. As a result of this uncertainty, a candidate could not be sure of the terms of employment and would be more likely to accept a competing offer that could provide final terms.

Accordingly, your Board of Directors recommends a vote AGAINST this proposal.

Vote Required.    Approval of this proposal requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy at the meeting.

4.  Second Shareholder Proposal

A SHAREHOLDER, the AFL-CIO Reserve Fund, 815 Sixteenth Street NW, Washington DC 20006, has informed the Company that it intends to present the proposal set forth below at the meeting. The AFL-CIO Fund states that it is the beneficial owner of 200 shares of our Common Stock.

RESOLVED: The shareholders of American Electric Power (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary pension benefits for senior executives under the Company’s supplemental executive retirement plans (the “SERPs”). The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “SERPs” refers to plans that supplement executives’ retirement pay with nonqualified benefits above compensation limits set by the Internal Revenue Code. “Extraordinary benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s qualified pension plan, or the accelerated vesting of pension benefits.

Supporting Statement: Supplemental executive retirement plans provide retirement benefits for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

Our Company’s SERPs provide executives with additional pension benefits not provided by the Company’s tax-qualified retirement plan. Specifically, several of our Company’s senior executives have received years of service credit under the Company’s SERPs for years not actually worked.

Under their employment agreements, Company Chairman and CEO E. Linn Draper, Vice President Susan Tomasky, and Executive Vice President Holly Koeppel received 24, 20, and 15.25 additional years of service pension credit, respectively. In addition, Chief Operating Officer Thomas Shockley will receive approximately 8 extra years of pension service credit if he remains employed with the Company until age 60.

Providing senior executives with unearned years of service pension credit increases the cost of Company’s SERPs to shareholders. In addition, we believe these extraordinary pension benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives are in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

For these reasons, please vote FOR this proposal.

Directors’ Recommendation

Your Board of Directors recommends a vote AGAINST the preceding shareholder proposal for the following reasons:

Our executive compensation program is designed to help AEP compete for the superior talent required to achieve corporate objectives and increase shareholder value. The HR Committee, or, with respect to the compensation program for the CEO, all of the independent members, of our Board of Directors (collectively, the “Committee”) oversees our executive compensation program and approves all compensation arrangements with our executive officers (including employment agreements and retirement benefits). The Committee believes all of AEP’s compensation programs are consistent with utility and general industry practice for companies of comparable size and are necessary to attract, motivate, reward and retain talented executives.

The shareholder proposal requests our Board of Directors to seek shareholder approval of certain types of retirement benefits provided under employment agreements and non- qualified retirement programs. Retirement benefits are a critical component of a senior executive’s overall compensation program. Removing the flexibility of the Committee to oversee this important aspect of executive compensation would place AEP at a significant competitive disadvantage.

Although the supporting statement for the proposal focuses on retirement benefits currently in effect for four of the most highly compensated executive officers of AEP, the proposal states that the new policy should be implemented “in a manner that does not violate any existing employment agreement or vested pension benefit.” The specific retirement benefits objected to in the supporting statement for the proposal are provided for under employment agreements or vested supplemental retirement arrangements. As a result, the shareholder proposal, by its own terms, would only apply to future grants of retirement benefits.

The supporting statement for the proposal asserts that the retirement benefits objected to are “unnecessary given the high levels of executive compensation at our Company...” As noted below in the Human Resources Committee Report on Executive Compensation, the salary and bonuses of AEP ‘s executive officers are consistent with AEP’s compensation peer group. In order to attract high quality senior management, AEP must have the flexibility to offer the same salary and bonus opportunities and retirement benefits offered by similar companies.

Accordingly, your Board of Directors recommends a vote AGAINST this proposal.

Vote Required.    Approval of this proposal requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy at the meeting.

5.  Third Shareholder Proposal

A SHAREHOLDER, the United Association S&P 500 Fund, 1 Freedom Valley Drive, Oaks, Pennsylvania 19456, has informed the Company that it intends to present the proposal set forth below at the meeting. The United Association S&P 500 Fund states that it is the beneficial owner of 24,301 shares of our Common Stock.

Resolved, that the shareholders of American Electric Power Company, Inc. (“Company”) request that the Board of Directors and its Audit Committee adopt a policy stating that the public accounting firm retained by our Company to audit the Company’s financial statements will perform only “audit” and “audit-related” work for the Company and not perform services generating “tax fees” and “all other fees” as categorized under U.S. Securities and Exchange Commission (“SEC”) regulations.

Supporting Statement: The issue of auditor independence has been a major concern for investors and the markets since the demise of Enron. In response to numerous incidences of accounting fraud that shook the foundations of the corporate financial auditing and reporting system, both Congress and the SEC have responded with important reforms. However, we believe that more needs to be done to limit the potential impairment of auditor independence.

The Sarbanes-Oxley Act (“Sarbanes-Oxley”) was a strong effort to deal with various aspects of the auditor independence issue. Sarbanes-Oxley enhanced the role of board audit committees in retaining and monitoring audit firms, while limiting the types of non-audit services that audit firms are permitted to perform for audit clients. The SEC followed up with enhanced reporting requirements (Release No. 33-8183, May 6, 2003) that provide investors better insight into the range of services beyond audit services for which an audit firm is being utilized. The following categories of service fees must be reported: (1) Audit Fees; (2) Audit-Related Fees; (3) Tax Fees; and (4) All Other Fees.

We believe important steps have been taken to protect auditor independence, but we also believe more needs to be done. The Congress and the SEC have acted. Now we think it is important that shareholders use the enhanced disclosure to protect the integrity of the financial reporting system.

Fee disclosures indicate that our Company paid the firm retained to audit the Company’s financial statements more for non-audit services than for the audit work. Specifically, our Company paid more in combined fees for “audit-related”, “tax” and “all other” work performed by the audit firm than it did for the “audit” work performed by the firm. We believe this imbalance is unhealthy and a potential threat to auditor independence at our Company. Further, when this imbalance occurs we believe it is time for the Board’s Audit Committee to adopt a policy that addresses the issue.

Our resolution presents a straightforward and effective response: The Board and the Audit Committee should adopt a policy that limits the public accounting firm retained to audit the Company’s financial statements to performing only “audit” and “audit-related” work. We believe that limiting the audit to providing only audit and audit-related services would be another positive step in protecting auditor independence.

We urge your support for this reasonable measure to advance auditor independence.

Directors’ Recommendation

Your Board of Directors recommends a vote AGAINST the preceding shareholder proposal for the following reasons:

AEP takes the integrity of its financial statement auditing process very seriously. In light of the recent corporate scandals involving a number of public companies, Congress enacted the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the NYSE has adopted new corporate governance listing standards, and the SEC promulgated new rules and regulations to enhance the integrity of the auditing system by, among other things, strengthening the requirements of auditor independence. We have complied and will comply with all new applicable laws, NYSE listing standards, and SEC rules and regulations as they become effective. While we believe that AEP’s outside auditors are and have been independent, we also believe that the new laws, rules, and listing standards will further ensure that this always will be the case.

Sarbanes-Oxley prohibits an outside auditor from providing the following non-audit services: bookkeeping; financial information system design and implementation; appraisal or valuation services or fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker-dealer, investment advisor, or investment banking services; legal services; and non-audit expert services.

Sarbanes-Oxley further requires that an audit committee, staffed only by independent directors, pre-approve all audit and “permitted non-audit” services provided by AEP’s outside auditor, subject to a de minimus exception for inadvertent permitted non-audit services. Sarbanes-Oxley also requires detailed disclosure in periodic reports regarding permitted non-audit services approved by the Audit Committee. The rules recently adopted by the SEC require AEP to disclose for the two most recent years, in its annual report and proxy statement, fees paid to the independent auditor for: (1) audit services, (2) audit related services, (3) tax services, and (4) other services. Additionally, AEP must describe, in qualitative terms, the types of non-audit services provided under the last three categories. The disclosures must include the Audit Committee’s policies and procedures for pre-approval of services by the independent auditor, and AEP must disclose the percentage of de minimus non-audit services that were not pre-approved. This process, overseen by AEP’s independent Audit Committee, will preserve AEP’s commitment to auditor independence.

AEP’s Board of Directors believes that the laws, rules, and regulations, as well as our independent Audit Committee’s internal oversight procedures, sufficiently protect the integrity of the auditing process and assure the independence of AEP’s independent auditor. Prohibiting the independent auditor from providing certain permitted non-audit services would result in inefficiencies and increased costs to AEP. Conversely, consulting with the independent auditor in connection with certain non-audit related matters of which it has knowledge by virtue of its audit work produces significant cost and time savings. Moreover, as the SEC noted, the provision of some permitted non-audit services by an outside auditor may improve audit quality.

AEP believes that many tax services are more efficiently conducted by AEP’s outside auditors because of the significant overlap between tax and audit work. In fact, Sarbanes-Oxley specifically permits an outside auditor to perform most tax services for an audit client. As the SEC stated, “tax services traditionally have been viewed as closely related to audit services and as not being in conflict with an auditor’s independence.” Of course, such services must still be pre-approved by our independent Audit Committee and disclosed in our periodic reports.

AEP’s current practices, together with the enhancements required under the pertinent laws, rules, and regulations should provide investors with assurance that AEP’s outside auditor will remain independent from AEP. There is no need to prohibit our Audit Committee, composed solely of independent directors, from exercising its business judgment and engaging auditors to perform permitted non-audit services when it is efficient and prudent to do so. In addition, this proposal will impair AEP’s flexibility and create additional expense. Accordingly, your Board of Directors recommends a vote AGAINST this proposal.

Vote Required.    Approval of this proposal requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy at the meeting.

6.  Fourth Shareholder Proposal

MR. RONALD MARSICO, 935 Loch Ness Avenue, Worthington, OH 43085, who states that he is the record owner of 2,897 shares of our Common Stock, has notified the Company that he intends to present the following proposal for consideration and action at the meeting.

The maximum total amount of service by any Director of American Electric Power Company, Inc., except for the Chief Executive Officer and the President of the Company, should be limited to eight terms of office and this limit should also apply retroactively to existing Directors. This limitation should apply to nominees for Director at Meetings subsequent to the 2004 Annual Meeting.

Supporting Reasons — Based on Ronald Marsico’s Analyses and Opinions

Term Limits for AEP Directors (excluding the CEO and President) is a reasonable means to help protect shareholders against (in my opinion) demonstrably poor oversight which is the record of AEP’s Board since about late 1997 and which can be exacerbated by the ability of the Directors to continually re-nominate themselves. My long-time and continuous ownership of AEP stock and observation of Board re-nominations and virtually sure election of the same Directors year-after-year has resulted in my conclusion that this “buddy-system” of nominee selection now has to be curtailed!

I believe the time has arrived for AEP shareholders to send the Directors an unmistakably clear signal of disapproval of their collective performance by first considering and then voting “YES” for my reasonable Proposal.

Directors’ Recommendation

Your Board of Directors recommends a vote AGAINST the preceding shareholder proposal for the following reasons:

AEP believes that its current practices and those of the Committee on Directors and Corporate Governance concerning the nomination and service of directors ensure a balanced Board composed of competent and distinguished individuals with diverse backgrounds, knowledge, and experience.

The tenure of directors is not guaranteed. The shareholders, following formal nomination by the Board’s Committee on Directors and Corporate Governance, elect AEP’s directors annually. The Board of Directors view mandatory term limits as incompatible with the rights currently accorded to the shareholders to choose the best qualified individuals to serve as members of their Board on an annual basis without arbitrary limits on who may serve.

AEP operates in a very complex regulatory and competitive environment. Experienced directors have a better understanding of AEP and its operations, officers and employees, as well as the regulatory environment in which AEP operates. Imposing term limits for directors could result in AEP losing the services of directors who have developed a great deal of insight and perspective about AEP’s operations and, therefore, would be in a position to make their most valuable contributions to AEP’s business.

To ensure, however, that there will always be an influx of fresh ideas and viewpoints, AEP’s retirement policy provides that a director is generally ineligible for reelection for a term commencing subsequent to his or her 72nd birthday. At a time when wisdom, experience and, in some instances, financial expertise, are at a premium, mandatory term limits for Board membership is an arbitrary constraint that is contrary to the best interests of shareholders. This is particularly true as AEP complies with the new requirements for independent directors.

At the 2002 Annual Meeting, approximately 93% of the votes cast were voted against a substantially identical proposal. Accordingly, your Board of Directors recommends a vote AGAINST this proposal.

Vote Required.    Approval of this proposal requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy at the meeting.

ADDITIONAL INFORMATION ON SHAREHOLDER PROPOSALS

In addition to the shareholder proposals you are being asked to vote on above, we also received a proposal from The Connecticut Retirement Plans and Trust Funds, and other shareholders, requesting that an independent committee of the Board of Directors evaluate the Company’s actions to mitigate the economic impact of future policies to reduce carbon dioxide and other emissions. The shareholder proponents have summarized their position as follows:

In 2001, power plants owned and operated by AEP emitted more carbon dioxide, sulfur dioxide, nitrogen oxide, and mercury than the power plants of any other electric utility company in the United States.

Commitments to reduce carbon dioxide are emerging. More than 100 countries have ratified the Kyoto Protocol. Massachusetts and New Hampshire have enacted legislation capping power plants’ greenhouse gas emissions. Governors of eleven states have pledged to reduce carbon dioxide emissions significantly. Renewable energy standards now exist in 13 states, indicating increasing support for non-polluting energy sources.

In October 2003, 43 U.S. Senators voted in favor of legislation that would have capped greenhouse gas emissions from a range of industrial sectors.

At the 2003 Annual Meeting of AEP, a shareholder resolution requesting a report on economic risks faced by the company due to emissions from power plants received the support of 27% of the shares voted.

In their response to the 2003 resolution, the AEP directors told shareholders in the proxy statement that “substantial reductions in emissions can only be achieved at a capital cost of billions of dollars.”

We believe that it is important for shareholders to understand how the company may be affected by regulatory, competitive, legal, and physical impacts of climate change, and be aware of any costs associated with the company’s actions to respond to them.

Shareholders therefore request that “a committee of independent directors of the Board assess actions the company is taking to mitigate the economic impact on our company of increasing regulatory requirements, competitive pressures, and public expectations to significantly reduce carbon dioxide and other emissions, and issue a report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2004.”

The shareholder proponents withdrew the resolution as a result of the Company’s commitment to accept and comply with it. The Company has formed an ad hoc subcommittee of independent directors to conduct the assessment and develop the requested report – which will be made available by September 1, 2004 on the Company’s website and provided to all shareholders upon request. The Subcommittee will be chaired by Mr. Robert W. Fri, Chairman of the Policy Committee of the Board and include Dr. Donald M. Carlton, Chairman of the Audit Committee of the Board and Mr. John P. DesBarres, Chairman of the Human Resources Committee of the Board. The contents of the report will include:

•	A discussion of the environmental requirements that the Company currently faces and may face in the future, with particular attention to an assessment of current proposals for mandatory constraints on carbon dioxide emissions;

•	An assessment of the strategic options the Company could take to respond to these requirements, with emphasis on their impacts on shareholder value and the competitive position of the Company;

•	An evaluation of the actions the Company is taking and proposes to take to respond to current and future requirements and an assessment of these current and proposed actions on shareholder value; this will include how those actions affect and will affect AEP’s total annual emissions of SO2, NOx and mercury, and the net emissions of CO2 after accounting for offsets, for the timeframe of 2000-2020.

The shareholder proponents have also expressed their appreciation to AEP for including in the proxy statement a discussion of the proposal and the basis on which the shareholder proponents agreed to its withdrawal.

Other Business

THE BOARD OF DIRECTORS does not intend to present to the meeting any business other than the election of directors and the ratification of the appointment of the auditors.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the enclosed card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Executive Compensation

THE FOLLOWING TABLE shows for 2003, 2002 and 2001 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the Securities and Exchange Commission) of AEP at December 31, 2003.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation		Long-Term Compensation		All Other Compensation ($)(4)
		Salary ($)(1)	Bonus ($)(2)	Awards	Payouts
				Securities Underlying Options(#)	LTIP Payouts($)(3)
E. Linn Draper, Jr. — Chairman of the board, president and chief executive officer of the Company and the Service Corporation; chairman and chief executive officer of other subsidiaries	2003 2002 2001	1,094,192 1,054,038 913,500	980,031 -0- 682,090	-0- 350,000 -0-	-0- -0- 311,253	63,429 135,417 123,217

Thomas V. Shockley, III — Vice chairman of the Company; vice chairman and chief operating officer of the Service Corporation; vice president and director of other subsidiaries	2003 2002 2001	667,558 642,461 592,269	291,475 49,116 353,788	49,000 150,000 -0-	-0- -0- 79,781	45,845 122,141 145,400

Henry W. Fayne — Executive vice president and director of the Service Corporation; vice president of the Company; president and director of other subsidiaries	2003 2002 2001	501,923 481,846 421,615	256,225 49,116 305,861	25,000 88,000 -0-	-0- -0- 83,697	39,150 80,830 75,955

Susan Tomasky — Executive vice president – policy, finance and strategic planning, assistant secretary and director of the Service Corporation; vice president, secretary and chief financial officer of the Company; president and director of AEP Resources, Inc.; vice president and director of other subsidiaries	2003 2002 2001	476,827 451,731 411,577	256,137 49,116 300,365	25,000 88,000 -0-	-0- -0- 54,455	37,208 79,373 73,853

Thomas M. Hagan — Executive vice president – shared services and director of the Service Corporation; vice president and director of other subsidiaries(5)	2003 2002	421,615 345,517	237,850 -0-	25,000 88,000	-0- -0-	29,326 59,976

(1)	Amounts in the Salary column reflect an additional day of pay earned in 2003 and 2002 related to the number of calendar workdays and holidays in each year and AEP’s use of bi-weekly pay periods.

(2)	Amounts in the Bonus column reflect awards under the Senior Officer Annual Incentive Compensation Plan (SOIP) for 2001 and 2003. Payments pursuant to the SOIP are made in the first quarter of the succeeding fiscal year for performance in the year indicated. No SOIP awards were made for 2002. In addition, Messrs. Fayne and Shockley and Ms. Tomasky received payments of $49,116 each in February 2002 in recognition of their efforts in connection with a management reorganization.

(3)	Amounts in the Long-Term Compensation — Payouts column reflect performance share units earned under the AEP 2000 Long-Term Incentive Plan for three-year performance periods concluding at the end of the year shown. See below under Long-Term Incentive Plans — Awards in 2003 and page 33 for additional information.

(4)	Amounts in the All Other Compensation column include (i) AEP’s matching contributions under the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan; (ii) subsidiary companies director fees; and (iii) imputed interest on a pay advance provided in 2001 to employees impacted by a change in payroll schedule that shifted pay one week in arrears. Detail of the 2003 amounts in the All Other Compensation column is shown below.

Item	Dr. Draper	Mr. Shockley	Mr. Fayne	Ms. Tomasky	Mr. Hagan
Savings Plan Matching Contributions	$5,611	$9,000	$5,555	$5,724	$9,050
Supplemental Savings Plan Matching Contributions	39,389	20,895	16,921	15,620	9,826
Subsidiaries Directors Fees	17,400	15,950	16,200	15,400	10,450
Imputed Interest on Pay Advance	1,029	—	474	464	—

(5)	No 2001 compensation information is reported for Mr. Hagan because he was not an executive officer in that year.

Option Grants in 2003

	Individual Grants				Grant Date Present Value ($)(3)
Name	Number of Securities Underlying Options Granted(#)(1)	Percent Of Total Options Granted to Employees In 2003(2)	Exercise or Base Price ($/Sh)	Expiration Date
E. L. Draper, Jr.	-0-	—	—	—	-0-
T. V. Shockley, III	49,000	5.3%	27.95	12-10-2013	258,230
H. W. Fayne	25,000	2.7%	27.95	12-10-2013	131,750
S. Tomasky	25,000	2.7%	27.95	12-10-2013	131,750
T. M. Hagan	25,000	2.7%	27.95	12-10-2013	131,750

(1)	Options were granted on December 10, 2003 to the executive officers named in the Summary Compensation Table, other than Dr. Draper, pursuant to the AEP Long-Term Incentive Plan. All options granted on December 10, 2003 have an exercise price of $27.95, which is equal to the closing price of AEP Common Stock on the New York Stock Exchange on that date. All options granted in 2003 will vest in 3 approximately equal annual amounts beginning on January 1, 2005. These options also fully vest upon termination due to retirement no sooner than one year following the grant date or due to death. In the above circumstances, these options will expire on the earlier of five years from the date of termination or death, or the original expiration date. All AEP stock options may also vest as the result of a change-in-control of AEP (see discussion of the Change-in-Control Agreements on page 30) and expire upon termination of employment for reasons other than retirement, disability or death, unless the HR Committee determines that circumstances warrant continuation of the options for up to five years. Options are nontransferable.

(2)	A total of 927,400 options were granted in 2003.

(3)	Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of AEP’s Common Stock at a future date.

Significant assumptions for the grant on December 10, 2003 are shown below:

Stock Price Volatility	27.51%	Dividend Yield	4.84%
Risk-Free Rate of Return	3.93%	Option Term	7 years

Aggregated Option Exercises in 2003 and Year-end Option Values

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12-31-03(#)		Value of Unexercised In-The-Money Options at 12-31-03($)*
			Exercisable	Unexercisable	Exercisable	Unexercisable
E. L. Draper, Jr.	—	—	466,666	583,334	-0-	$1,207,500
T. V. Shockley, III	—	—	166,666	282,334	-0-	$642,940
H. W. Fayne	—	—	133,333	179,667	-0-	$367,600
S. Tomasky	—	—	133,333	179,667	-0-	$367,600
T. M. Hagan	—	—	41,666	133,834	-0-	$367,600

*	Based on the difference between the closing price of AEP Common Stock on the New York Stock Exchange on December 31, 2003 ($30.51) and the option exercise price. “In-the-money” means the market price of the stock is greater than the exercise price of the option on the date indicated.

Long-Term Incentive Plans — Awards In 2003

The performance share units set forth in the tables below were awarded in January 2003 and December 2003, respectively, pursuant to the Company’s 2000 Long-Term Incentive Plan. Performance share units are equivalent to shares of AEP Common Stock. Dividends are reinvested in additional performance share units for the same performance and vesting period using the closing price of the AEP Common Stock on the dividend payment date. The value of the January 2003 performance share unit awards is dependent on the Company’s total shareholder return for the applicable performance period relative to the S&P electric utilities, the market price of AEP Common Stock at the end of the performance period, the value of dividends paid during the performance period and the AEP Common Stock price on each dividend payment date. The value of the December 2003 performance share unit awards is dependent on AEP’s earnings per share target versus a target established by the HR Committee in addition to each of the factors described above. The number of performance share units earned can vary between 0% and 200% of the initial award plus reinvested dividends.

The number of common stock equivalent units that may be earned at threshold, target and maximum performance levels, excluding any reinvested dividends, is shown in the table below. The HR Committee may, in its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 20%, 100% and 200%, respectively, of the performance share unit awards.

Deferral of earned performance share units into phantom stock units (equivalent to shares of AEP Common Stock) is mandatory until the officer has met his or her stock ownership requirements discussed in the Human Resources Committee Report on Executive Compensation. Once their stock ownership requirement is met, officers may elect to continue to defer earned performance share units or to receive subsequently earned awards in cash and/or Common Stock.

JANUARY 2003 AWARD

Name	Number of Performance Share Units	Performance Period Until Maturation or Payout	Estimated Future Payouts of Performance Share Units Under Non-Stock Price-Based Plan
			Threshold (#)	Target (#)	Maximum (#)
E. L. Draper, Jr.	40,236	2003-2005	8,047	40,236	80,472
T. V. Shockley, III	15,956	2003-2005	3,191	15,956	31,912
H. W. Fayne	11,074	2003-2005	2,215	11,074	22,148
S. Tomasky	10,520	2003-2005	2,104	10,520	21,040
T. M. Hagan	9,302	2003-2005	1,860	9,302	18,604

DECEMBER 2003 AWARD(1)

Name	Number of Performance Share Units	Performance Period Until Maturation or Payout	Estimated Future Payouts of Performance Share Units Under Non-Stock Price-Based Plan
			Threshold (#)	Target (#)	Maximum (#)
E. L. Draper, Jr.	-0-	12/10/03 – 12/31/04	-0-	-0-	-0-
T. V. Shockley, III	41,400	12/10/03 – 12/31/04	8,280	41,400	82,800
H. W. Fayne	21,200	12/10/03 – 12/31/04	4,240	21,200	42,400
S. Tomasky	21,200	12/10/03 – 12/31/04	4,240	21,200	42,400
T. M. Hagan	21,200	12/10/03 – 12/31/04	4,240	21,200	42,400

(1)	Any performance shares earned for the December 2003 award will vest on December 31, 2006.

Retirement Benefits

AEP maintains qualified and nonqualified defined benefit ERISA pension plans for eligible employees. The tax-qualified plans are the American Electric Power System Retirement Plan (AEP Retirement Plan) and the Central and South West Corporation Cash Balance Retirement Plan (CSW Cash Balance Plan). The nonqualified plans are the American Electric Power System Excess Benefit Plan (AEP Excess Benefit Plan) (together with the AEP Retirement Plan, the AEP Plans) and the Central and South West Corporation Special Executive Retirement Plan (CSW SERP) (together with the CSW Cash Balance Plan, the CSW Plans), each of which provides (i) benefits that cannot be payable under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain AEP employees. The CSW Plans continue as separate plans for those AEP System employees who were participants in the CSW Cash Balance Plan as of December 31, 2000. Each of the executive officers named in the Summary Compensation Table (other than Mr. Shockley and Mr. Hagan) participates in the AEP Plans. Mr. Shockley and Mr. Hagan participate in the CSW Plans.

The benefit formula generally used to calculate benefit additions under the pension plans for all plan participants (including the executive officers named in the Summary Compensation Table) is a cash balance formula. When the cash balance formula was added to each plan, an opening balance was established for employees then participating under each plan’s prior benefit formula (as further described below), using a number of factors as set forth in the appropriate plan. Under the cash balance formula, each participant has an account established (for record keeping purposes only) to which dollar amount credits are allocated each year based on a percentage of the participant’s eligible pay not in excess of $1,000,000. The applicable percentage is determined by the participant’s age and years of vesting service as of December 31 of each year (or as of the participant’s termination date, if earlier). The following table shows the applicable percentage used to determine the annual dollar amount credits based on the sum of age and years of service indicated:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

All dollar amount balances in the cash balance accounts of participants earn a fixed rate of interest that is also credited annually. The interest rate for a particular year is the Applicable Interest Rate set in accordance with Section 417(e)(3)(A)(ii) of the Internal Revenue Code and is currently the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2003, the interest rate was 4.96%. Interest continues to be credited as long as the participant’s balance remains in the plan.

The CSW SERP also provides that the cash balance account of participants who at termination of employment hold the office of Vice President or higher of an employer participating in the CSW Plans will be no less than (i) the sum of the Applicable Percentages from the foregoing table generally for each year that the participant earned credited service under the CSW Cash Balance Plan, multiplied by (ii) the participant’s final average pay. “Final average pay” generally is the average annual compensation (consisting of the following amounts when paid: wages as reported in the Salary column of the Summary Compensation Table and that the portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan, which is described in the Human Resources Committee Report on Executive Compensation under the heading Annual Incentive) during the 36 consecutive months of highest pay during the 120 months prior to retirement.

Under the cash balance formula, an amount equal to the vested balance (including tax-qualified and nonqualified benefits) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or an annuity or, with respect to the nonqualified benefits, in installments. Benefits (from both the tax-qualified and nonqualified plans) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts, except that Dr. Draper has an individual agreement which provides that his supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers. The estimated annual benefit that would be payable as a single life annuity under the cash balance formula to each of the executive officers named in the Summary Compensation Table at age 65 is:

Name	Annual Benefit
E. L. Draper, Jr.	$536,200
T. V. Shockley, III	218,400
H. W. Fayne	263,300
S. Tomasky	296,500
T. M. Hagan	112,400

These amounts are based on the following assumptions:

•	The amounts shown in the Salary column of the Summary Compensation Table are used for calendar year 2003 and all subsequent years, assuming no salary changes. The portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan is used for 2004 and annual incentive awards at the 2003 target level (as further described in the Human Resources Committee Report on Executive Compensation under the heading Annual Incentive on page 32) are used for all subsequent years beyond 2004. For Dr. Draper, the annual salary rate reflected in the Salary column for calendar year 2003 is used for the period from January 1, 2004 through April 30, 2004, the approximate date as of which he is expected to retire.

•	Conversion of the lump-sum cash balance to a single life annuity at age 65, based on an interest rate of 5.12% and the 1994 Group Annuity Reserving Table published by the Internal Revenue Service.

•	Dr. Draper and Ms. Tomasky have individual agreements with AEP that credit them with years of service in addition to their years of service with AEP as follows: Dr. Draper, 24 years; and Ms. Tomasky, 20 years. As mentioned above, the agreement for Dr. Draper provides that his supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

In addition, employees who have continuously participated in the AEP Plans since December 31, 2000 remain eligible for a pension benefit using the final average pay formula that was in place before the implementation of the cash balance formula described above. Employees that are eligible for both formulas will receive their benefits under the formula that provides the higher benefit, given the participant’s choice of the form of benefit (single life annuity, lump sum, etc.). Participants that remain eligible to receive the final average pay formula will continue to accrue pension benefits under that formula until December 31, 2010, at which time each participant’s final average pay benefit payable at the participant’s normal retirement age (the later of age 65 or 5 years of service) will be frozen and unaffected by the participant’s subsequent service or compensation. After December 31, 2010, each participant’s frozen final average pay benefit will be the minimum benefit a participant can receive from the AEP Plans at the participant’s normal retirement age.

Final average pay under the AEP Plans is computed using the highest average 36 consecutive months of the salary and bonus out of the participant’s most recent 10 years of service. The information used to compute the final average pay benefit for executive officers named in the Summary Compensation Table above, other than Mr. Shockley and Mr. Hagan, is consistent with that shown in the Salary column of the Summary Compensation Table and that portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan.

The following table shows the approximate annual annuities that would be payable to executive officers and other management employees under the final average pay formula of the AEP Plans, assuming termination of employment on December 31, 2003 after various periods of service and with benefits commencing at age 65.

AEP Plans Pension Plan Table

Highest Average Annual Earnings	Years of Accredited Service
	15	20	25	30	35	40
$ 400,000	$92,850	$123,800	$154,750	$185,700	$216,650	$243,250
500,000	116,850	155,800	194,750	233,700	272,650	305,900
600,000	140,850	187,800	234,750	281,700	328,650	368,550
800,000	188,850	251,800	314,750	377,700	440,650	493,850
1,000,000	236,850	315,800	394,750	473,700	552,650	619,150
1,200,000	284,850	379,800	474,750	569,700	664,650	744,450
2,000,000	476,850	635,800	794,750	953,700	1,112,650	1,245,650
2,500,000	596,850	795,800	994,750	1,193,700	1,392,650	1,558,900

The amounts shown in the table are the straight life annuities payable under the final average pay formula of the AEP Plans without reduction for any optional features that may be elected at the participant’s expense. Retirement benefits listed in the table are not subject to any further deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year for each year prior to age 62 in the event of a termination of employment after age 55 and the participant’s election to commence benefits between ages 55 and 62. If an employee terminates employment after age 55 and commences benefits at or after age 62, there is no reduction in the retirement annuity.

Under the AEP Plans, as of December 31, 2003, for the executive officers named in the Summary Compensation Table (except for Mr. Shockley and Mr. Hagan as discussed below in connection with the CSW Plans), the number of years of service applicable for the final average pay formula were as follows: Dr. Draper, 35.9 years; Mr. Fayne, 29.1 years; and Ms. Tomasky, 25.5 years. The years of service for Dr. Draper and Ms. Tomasky include years of service provided by their respective agreements with AEP as described above in connection with the cash balance formula. The agreement for Dr. Draper provides that his supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

Under the CSW Plans, certain employees who were 50 or over and had completed at least 10 years of service as of July, 1997, remain eligible for benefits under the prior pension formulas that are based on career average pay and final average pay. Of the executive officers named in the Summary Compensation Table, Mr. Shockley and Mr. Hagan are eligible to participate in the CSW Plans and have a choice upon their termination of employment to elect their benefit based on the cash balance formula or the prior pension formulas.

The following table shows the approximate annual annuities that would be payable to employees in certain higher salary classifications under the prior benefit formulas provided through the CSW Plans, assuming termination of employment on December 31, 2003 after various periods of service and with benefits commencing at age 65, and prior to reduction by up to 50 percent of the participant’s Social Security benefit.

CSW Plans Pension Plan Table

Highest Average Annual Earnings	Years of Accredited Service
	15	20	25	30 or more
$ 400,000	$100,000	$133,333	$166,667	$200,000
500,000	125,000	166,667	208,333	250,000
600,000	150,000	200,000	250,000	300,000
700,000	175,000	233,333	291,667	350,000
800,000	200,000	266,667	333,333	400,000
900,000	225,000	300,000	375,000	450,000
1,000,000	250,000	333,333	416,667	500,000
1,200,000	300,000	400,000	500,000	600,000

Under the CSW Plans, the annual normal retirement benefit payable from the final average pay formula is based on 1 2/3% of “Average Compensation” times the number of years of credited service (up to a maximum of 30 years), reduced by no more than 50 percent of the participant’s age 62 or later Social Security benefit and then adjusted annually based on changes in the consumer price index. “Average Compensation” equals the average annual compensation, reported as Salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. Mr. Shockley and Mr. Hagan each have an agreement entered into with CSW prior to its merger with AEP under which each is entitled to a retirement benefit that will bring his credited years of service to 30 if he remains employed with AEP until age 60 or thereafter. Mr. Shockley’s years of credited service and age, as of December 31, 2003, are 20 and 58. Mr. Hagan’s years of credited service and age, as of December 31, 2003, are 23 and 59.

In addition to the benefits described above, Mr. Fayne is the only executive officer named in the Summary Compensation Table who is eligible for certain supplemental retirement benefits if his pension benefits are adversely affected by amendments to the AEP Retirement Plan made as a result of the Tax Reform Act of 1986. Such benefits, if any, will be equal to any reduction occurring because of such amendments. If Mr. Fayne’s employment had terminated by December 31, 2003, he would not be eligible for any additional annual supplemental benefit.

AEP also made available a voluntary deferred-compensation program in 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to annually defer up to 10% of his or her salary over a four-year period, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. Mr. Fayne is the only executive officer named in the Summary Compensation Table who participated in this program. He deferred $9,000 of his salary annually over a four-year period and, as a result, qualified for supplemental retirement payments of $95,400 per year for fifteen years assuming he would retire at age 65.

Change-In-Control Agreements

AEP has change-in-control agreements with its executives, including all of the executive officers named in the Summary Compensation Table. If there is a “change-in-control” of AEP and the executive officer’s employment is terminated (i) by AEP without “cause” or (ii) by the officer because of a detrimental change in responsibilities, a required relocation or a reduction in salary or benefits, these agreements provide for:

•	A lump sum payment equal to three times the officer’s annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

•	Maintenance for a period of three additional years of all medical and dental insurance benefits substantially similar to those benefits to which the officer was entitled immediately prior to termination, reduced to the extent comparable benefits are otherwise received.

•	Outplacement services not to exceed a cost of $30,000 or use of an office and secretarial services for up to one year.

•	Three years of service credited for purposes of determining non-qualified retirement benefits, with such credited service proportionately reduced to zero if termination occurs between ages 62 and 65.

•	Payment, if required, to make the officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code.

Under these agreements, “change-in-control” means:

•	The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP’s voting stock;

•	A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period; or

•	Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

In addition to the change-in-control agreements described above, the American Electric Power System 2000 Long-Term Incentive Plan authorizes the HR Committee to include change-in-control provisions in an award agreement (defined in a manner similar to the change-in-control agreements described above). Such provisions may include one or more of the following: (1) the acceleration or extension of time periods for purposes of exercising, vesting in or realizing gains from any award; (2) the waiver or modification of performance or other conditions related to the payment or other rights under an award; (3) provision for the cash settlement of an award for an equivalent cash value; and (4) modification or adjustment to the award as the HR Committee deems appropriate to protect the interests of participants upon or following a change-in-control. The outstanding award agreements issued to the executive officers contain provisions that accelerate the vesting and exercise dates of unexercised options and that offer a cash settlement upon a change-in-control.

The AEP Excess Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change-in-control.

Human Resources Committee Report

On Executive Compensation

The HR Committee regularly reviews executive compensation policies and practices and evaluates the performance of management in the context of the Company’s performance. None of the members of the Committee is or has been an officer or employee of any AEP System company or receives remuneration from any AEP System company in any capacity other than as a director. In addition, each of the current members of the HR Committee has been determined to be independent by the Board of Directors in accordance with SEC and New York Stock Exchange rules.

The HR Committee recognizes that the executive officers are charged with managing a large and diverse energy company during difficult times and a volatile business environment for the industry.

AEP’s executive compensation program is designed to maximize shareholder value, to support the implementation of the Company’s business strategy and to improve both corporate and personal performance. The HR Committee’s compensation policies supporting this program are:

•	To pay in a manner that motivates both short- and long-term performance, focuses on meeting specified corporate goals and promotes the long-term interests of shareholders.

•	To place a significant amount of compensation for senior executives at risk in the form of variable incentive compensation instead of fixed or base pay, with much of this risk similar to the risk experienced by other AEP shareholders.

•	To establish compensation opportunities that enhance the Company’s ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives.

•	To target compensation levels that are reflective of current market practices in order to maintain a stable and successful management team.

In carrying out its responsibilities, the HR Committee has hired a nationally recognized independent consultant to provide information on current trends in executive compensation and benefits within the energy services industry and among U.S. industrial companies in general, and to provide recommendations to the HR Committee regarding AEP’s compensation and benefits programs and practices.

The HR Committee annually reviews AEP’s executive compensation program and practices relative to a Compensation Peer Group comprised of companies that represent the talent markets from which AEP must compete to attract and retain executives. The HR Committee annually reviews and adjusts the composition of the Compensation Peer Group to ensure that it provides appropriate compensation comparisons. For 2003, the Compensation Peer Group consists of 12 large and diversified energy services companies, plus 12 Fortune 500 companies, which, taken as a whole, approximately reflect the Company’s size, scale, business complexity and diversity. This Compensation Peer Group differs from the S&P 500 and the S&P Electric Utility indexes, which are used for financial comparison purposes in the graph titled “Comparison of Five Year Cumulative Total Return” on page 35 in this proxy statement. The HR Committee generally uses median compensation information of the Compensation Peer Group as its benchmark but does consider other comparisons, such as industry-specific compensation surveys, when setting pay levels.

Stock Ownership Guidelines

The HR Committee believes that linking a significant portion of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price and dividends paid, gives the executive a stake similar to that of the Company’s shareholders and further encourages long-term management strategies for the benefit of shareholders. Therefore, the HR Committee maintains stock ownership targets for senior managers who receive performance share awards, described below, in order to further align executive and shareholder interests.

AEP’s target ownership levels are directly related to the officer’s corporate position, with the greatest ownership target assigned to the chief executive officer. The stock ownership targets in effect for 2003 for the executive officers named in the Summary Compensation Table were as follows: Chief Executive Officer

(CEO), 45,000 shares; Chief Operating Officer (COO), 20,000 shares; and other executive officers, 15,000 shares each.

Effective January 1, 2004 new stock ownership targets were assigned to executive officers as follows: CEO, 109,300 shares; COO, 52,700 shares; and other executive officers, 35,300 shares each. Executives are expected to achieve both their previous and new ownership target within five years of the date each was assigned. Common Stock equivalents resulting from deferred compensation and contributions to the AEP System Retirement Savings Plan and the AEP System Supplemental Retirement Savings Plan are included in determining compliance with the stock ownership targets. AEP’s ownership targets reflect the minimum total stock ownership each executive is expected to achieve within the specified five-year period and, therefore, all AEP common stock and stock equivalents are counted towards all ownership targets simultaneously. Dr. Draper, Mr. Fayne and Mr. Shockley have met their previous stock ownership guidelines. Ms. Tomasky and Mr. Hagan are expected to reach their previous stock ownership target by January 2005. It is too soon to reliably forecast when executive officers will achieve their new ownership targets. See the table on page 36 for actual ownership amounts.

Components of Executive Compensation

Base Salary.    When reviewing base salaries, the HR Committee considers the pay practices of its Compensation Peer Group; the responsibilities, performance, and experience of each executive officer; reporting relationships; management recommendations; and the relationship of the base salaries of executive officers to the base salaries of other AEP employees. Base salaries are reviewed annually and adjusted, when and as appropriate, to reflect individual and corporate performance and changes within the Compensation Peer Group.

Base salary levels in 2003 for the CEO and the other executive officers of AEP named in the Summary Compensation Table approximated the median of AEP’s Compensation Peer Group consistent with AEP’s policy to target the salaries of executive officers at that level and to place more emphasis on incentive compensation. For 2003, base pay represented less than one-third of the 2003 compensation opportunity for executive officers when annual and long-term incentive compensation is included (presuming target performance levels were achieved).

Annual Incentive.    The primary purpose of annual incentive compensation is to motivate senior management to meet and exceed annual objectives that are part of the Company’s strategic plan for maximizing shareholder value. The annual Senior Officer Incentive Compensation Plan (SOIP) provides a variable, performance-based annual incentive as part of total compensation for executive officers.

SOIP participants are assigned an annual target award expressed as a percentage of their base earnings for the period. For 2003 the HR Committee established SOIP targets as follows: Dr. Draper, 100%; Mr. Shockley, 65%; and the other executive officers named in the compensation table, 60%.

SOIP awards for 2003 were based on the following pre-established performance measures:

•	Earnings Per Share (25%),

•	Operations and Maintenance Expense vs. Budget (25%),

•	Financial Credit Quality (25%), and

•	Annual strategic objectives (25%), which include:

•	Workforce Safety (15%), and

•	Workforce Diversity (10%).

Actual awards for 2003 could have varied from 0% to 190% of the target award based on performance. The maximum award was based on a maximum payout of 200% of target for each of the performances measures described above, except for Workforce Diversity, which had a maximum payout of 100% of target. Annual incentive payments are subject to adjustment at the discretion of the HR Committee.

For 2003, the above performance measures produced an aggregate award score of 103.8% of each employee’s target award for the SOIP. The HR Committee reduced the aggregate award score to a level that it believes more appropriately reflects the 2003 performance of the Company and allocated the resulting award pool among executive officers based on individual award recommendations from Dr. Draper and Mr. Morris. The amounts earned for 2003 are shown for the executive officer listed in the Summary Compensation Table on page 21.

Long-Term Incentive.    The primary purpose of longer-term, equity-based, incentive compensation is to motivate senior managers to maximize shareholder value by linking a portion of their compensation directly to shareholder return.

Long-term incentive awards to executive officers are made under the shareholder-approved American Electric Power System 2000 Long-Term Incentive Plan. This plan provides various types of long-term incentives and performance measures from which the HR Committee may select to provide the most effective incentives to Company management for achievement of the Company’s strategies and goals. In 2003, the HR Committee awarded long-term incentive compensation to executive officers as described below.

Stock Options

The HR Committee considers stock options to be an appropriate component of AEP’s total compensation package for executive officers and anticipates that it will continue to make prudent use of stock options for executive officers and other selected employees in the future. For 2003 the HR Committee did, however, rebalance the mix of stock options and performance shares in AEP’s long-term incentive program by reducing the proportion of stock options and thereby increasing the emphasis on performance shares. The HR Committee believes this change was necessary to better reflect AEP’s changing business objectives and external market compensation practices for executive officers and other management employees.

The HR Committee periodically establishes guidelines for stock option awards for each executive officer level. These guidelines are established at levels that, in combination with the other components of AEP’s executive compensation program, provide compensation that approximates the median of AEP’s Compensation Peer Group for each officer level. The HR Committee also considers each executive officer’s current performance and potential future contribution to the Company in determining the number of stock options to grant to each executive officer. Accordingly, in 2003, the HR Committee granted the number of stock options to the executive officers shown in the Summary Compensation Table on page 21. Due to Dr. Draper’s announcement of his planned retirement, he did not receive stock options as part of this award cycle.

Performance Shares

The HR Committee has annually granted target performance share awards to senior AEP management for the three-year performance period beginning January 1st of the current year. Performance share awards are earned based on AEP’s subsequent three-year total shareholder return measured relative to the S&P electric utility index with at least median performance required to earn the target award. The value of performance share awards ultimately earned for a performance period can range from 0%-200% of the target value plus accumulated dividends. In January 2003, the HR Committee established targets equal to the same percentages of base salaries as those for the SOIP, as previously described.

Payments of earned performance share awards are initially deferred in the form of phantom stock units (equivalent to shares of AEP Common Stock) until the participant has met his or her stock ownership target. Such deferrals continue until at least their termination of employment. Once participants reach their respective stock ownership target, they may then elect either to defer subsequent awards into AEP’s deferred compensation plan, which offers returns equivalent to various market based investment options including AEP stock equivalents, or to receive further earned performance share awards in cash and/or Common Stock.

AEP’s total shareholder return for the 2001-2003 performance period ranked 20th relative to the S&P peer utilities, which falls below the minimum level required for an award payout. Therefore, no performance shares were awarded for the three-year period ending December 31, 2003.

In December 2003 the HR Committee granted performance share awards to executive officers and other selected management employees in lieu of its normal January 2004 performance share awards. The number of performance shares awarded reflects the increased emphasis on performance shares and reduced emphasis on stock options approved by the HR Committee for new awards. These performance shares are earned in equal parts based on (i) AEP’s subsequent total shareholder return measured relative to the S&P electric utility index from the grant date through December 31, 2004, with at least median performance required to earn the target award; and (ii) AEP’s earnings per share performance relative to a 2004 earnings target established by the HR Committee. The value ultimately earned from these performance share awards can range from 0%-200% of the target value plus accumulated dividends. Vesting of these performance share awards is generally subject to continued employment through December 31, 2006. In October 2003, the HR Committee established target performance share awards for the COO and Executive Vice-Presidents listed in the Summary Compensation Table as 41,400 and 21,200 performance shares, respectively. Due to Dr. Draper’s expected retirement he did not receive performance shares as part of this award cycle.

A further description of performance share awards is shown under Long-Term Incentive Plans – Awards in 2003 on page 24.

Tax Policy on Deductibility of Compensation

The HR Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which provides a limit on the deductibility of compensation in excess of $1,000,000 paid in any year to the Company’s chief executive officer or any of its other four executive officers named in the Summary Compensation Table who are serving as such at the end of the year. It is the HR Committee’s intention to qualify incentive compensation for tax deductibility under Section 162(m) to the extent that this objective is consistent with sound executive compensation principles.

Award payments under the AEP 2000 Long-Term Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved, performance-driven plan.

Award payments under the SOIP are not eligible for the performance-based exemption and the deduction limit does apply to such awards. However, because Dr. Draper is contributing to the savings program and has elected to defer his annual incentive awards to dates past his retirement from the Company (providing an exemption from the deduction limit), the HR Committee has not deemed it necessary at this time to qualify compensation paid pursuant to the SOIP for deductibility under Section 162(m). The HR Committee may decide to do so in the future.

No executive officer named in the Summary Compensation Table had taxable compensation paid in 2003 in excess of the deduction limit and all such compensation was fully deductible. The HR Committee intends to continue to evaluate the impact of this Code restriction.

Human Resources Committee Members

John P. DesBarres, Chair

Robert W. Fri

William R. Howell

Assumes $100 Invested on January 1, 1999 in AEP Common Stock, S&P 500 Index and S&P Electric Utility Index

*	Total Return Assumes Reinvestment of Dividends
**	Fiscal Year Ending December 31

		1999	2000	2001	2002	2003
AEP	100.00	72.64	112.35	110.95	74.53	88.84
S&P 500	100.00	121.04	110.03	96.94	75.52	97.19
S&P Electric Utility	100.00	83.91	129.78	107.00	82.95	103.88

The total return performance shown on the graph above is not necessarily indicative of future performance.

Share Ownership of Directors and Executive Officers

THE FOLLOWING TABLE sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2004 for all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all such directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Options Exercisable Within 60 Days	Total
E. R. Brooks	21,205		4,925	—	26,130
D. M. Carlton	7,432		4,925	—	12,357
J. P. DesBarres	5,000	(c)	6,211	—	11,211
E. L. Draper, Jr.	5,693	(b)(c)	125,233	816,666	947,592
H. W. Fayne	6,844	(b)(d)	13,143	229,333	249,320
R. W. Fri	3,000		6,965	—	9,965
T. M. Hagan	14,110	(b)	149	91,833	106,092
W. R. Howell	1,692		8,190	—	9,882
L. A. Hudson, Jr.	1,853	(e)	9,379	—	11,232
L. J. Kujawa	2,328	(e)	12,491	—	14,819
M. G. Morris	300,000	(g)	—	—	300,000
R. L. Sandor	1,092		6,558	—	7,650
T. V. Shockley, III	45,323	(b)(d)(e)	—	300,000	345,323
D. G. Smith	2,500		7,506	—	10,006
K. D. Sullivan	—		11,334	—	11,334
S. Tomasky	1,967	(b)	6,502	229,333	237,802
All directors, nominees and executive officers as a group (18 persons)	506,228	(d)(f)	225,254	1,859,230	2,590,622

(a)	This column includes amounts deferred in stock units and held under AEP’s various director and officer benefit plans.
(b)	Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Dr. Draper, 4,938; Mr. Fayne, 6,152; Mr. Shockley, 7,530; Ms. Tomasky, 1,967; Mr. Hagan, 3,617; and all directors and executive officers as a group, 25,072.
(c)	Includes the following numbers of shares held in joint tenancy with a family member: Mr. DesBarres, 5,000; and Dr. Draper, 755.
(d)	Does not include, for Messrs. Fayne and Shockley and Ms. Tomasky, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. Fayne and Shockley and Ms. Tomasky share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.
(e)	Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Dr. Hudson, 750; Mr. Kujawa, 28; and Mr. Shockley, 496.
(f)	Represents less than 1% of the total number of shares outstanding.
(g)	Consists of restricted shares with different vesting schedules.

Section 16(a) Beneficial Ownership Reporting Compliance

SECTION 16(a) of the Securities Exchange Act of 1934 requires AEP’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of Common Stock of AEP with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish AEP with copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP’s executive officers and directors during the fiscal year ended December 31, 2003, AEP believes that all Section 16(a) filing requirements were met during 2003.

Certain Business Relationships

DR. RICHARD L. SANDOR, a director of AEP, is the Chief Executive Officer of the Chicago Climate Exchange (CCX). AEP is a founding member of the CCX and during 2003 AEP and its subsidiaries transacted trades of greenhouse gas emission allowances on the CCX. AEP and its subsidiaries intend to engage in similar trades on the CCX during 2004.

Share Ownership of Certain Beneficial Owners

SET FORTH BELOW are the only persons or groups known to AEP as of December 31, 2003, with beneficial ownership of five percent or more of AEP Common Stock.

	AEP Shares
Name, Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
AXA Financial, Inc.,	34,514,732	(a)	8.7%
1290 Avenue of the Americas New York, NY 10104

Capital Research and Management Company	37,398,880	(b)	9.4%
333 South Hope St. Los Angeles, CA 90071

Barrow, Hanley, McWhinney & Strauss, Inc.	20,135,179	(c)	5.1%
3232 McKinney Avenue 15th Floor Dallas, TX 75204-2429

(a)	Based on the Schedule 13G jointly filed with the SEC, AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, and AXA reported that they have sole voting power for 16,603,463 shares, shared voting power for 4,500,289 shares, sole dispositive power for 34,511,552 shares and shared dispositive power for 3,180 shares.
(b)	Based on the Schedule 13G, Capital Research and Management Company, an investment adviser, reported that it has sole dispositive power for 37,398,880 shares.
(c)	Based on the Schedule 13G, Barrow, Hanley, McWhinney & Strauss, Inc. reported that it has sole dispositive power to vote 4,356,459 shares, shared voting power for 15,778,720 shares, sole dispositive power for 20,135,179 shares.

Shareholder Proposals and Nominations

TO BE INCLUDED in AEP’s proxy statement and form of proxy for the 2005 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP, attention: Thomas G. Berkemeyer, Assistant Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 19, 2004.

Notice to nominate a director must include your name, address, number of shares you own; the name, age, business address, residence address and principal occupation of the nominee and the number of shares beneficially owned by the nominee. It must also include all the information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this Policy is posted on our website at www.AEP.com. All such notices must be received by AEP, attention: Thomas G. Berkemeyer, Assistant Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 19, 2004. The Assistant Secretary will forward the recommendations to the Committee on Directors and Corporate Governance for consideration.

For any proposal intended to be presented by a shareholder without inclusion in AEP’s proxy statement and form of proxy for the 2005 annual meeting, the proxies named in AEP’s form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless AEP receives notice of the matter by February 2, 2005. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by Securities and Exchange Commission regulations.

Solicitation Expenses

The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the Internet, but some telephone, telegraph or personal solicitations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. Morrow & Co., Inc. will assist in the solicitation of proxies by AEP for a fee of $12,000, plus reasonable out-of-pocket expenses.

Exhibit A

AMERICAN ELECTRIC POWER COMPANY, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

As adopted on December 10, 2003

I.	PURPOSE

The Audit Committee (the “Committee”) shall:

A.	Provide assistance to the Board of Directors in fulfilling its responsibilities to the shareholders, potential shareholders and investment community with respect to its oversight of:

(i)	The quality and integrity of the corporation’s financial statements;
(ii)	The corporation’s compliance with financial reporting related legal and regulatory requirements;
(iii)	The independent auditor’s qualifications and independence; and
(iv)	The performance of the corporation’s internal audit function and independent auditors.

B.	Prepare the report that SEC rules require be included in the corporation’s annual proxy statement.

II.	STRUCTURE AND OPERATIONS

A.	Composition and Qualifications

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the New York Stock Exchange, Inc. and the Sarbanes-Oxley Act (and any rules promulgated thereunder).

All members of the Committee shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after his or her appointment) and at least one member must be a “financial expert” under the requirements of the Sarbanes-Oxley Act (and any rules promulgated thereunder).

No member of the Committee shall receive compensation from the corporation other than director’s fees for service as a director of the corporation, including reasonable compensation for serving on Committees and regular benefits that other directors receive.

B.	Appointment and Removal

The members of the Committee shall be appointed by the Board of Directors and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

C.	Chairman

The Board of Directors will appoint the Chairman of the Committee. The Chairman shall be entitled to cast a vote to resolve any ties. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

III.	MEETINGS

The Committee shall meet at least quarterly, or more frequently as circumstances dictate or as requested by the Company’s independent auditors, management or manager of internal audits. As part of its goal to foster open communication, the Committee shall periodically meet separately with each of management, the manager of the internal auditing department, the independent auditors and the Board to discuss any matters that the Committee or each of these groups believe would be appropriate to discuss privately. In addition, the Committee shall meet with the independent auditors and management quarterly to review the corporation’s financial statements in a manner consistent with that outlined in Section IV of this Charter. The Chairman of the Board or any member of the Committee may call meetings of the Committee. Meetings of the Committee may be held telephonically.

All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. Addi -

tionally, the Committee may invite to its meetings any director, management of the corporation and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.	RESPONSIBILITIES AND DUTIES

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose, including the authority to approve the fees payable to such advisors and any other terms of retention.

The Committee shall be given full access to the corporation’s internal audit group, Board of Directors, corporate executives and independent accountants as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board of Directors.

Notwithstanding the foregoing, the Committee is not responsible for certifying the corporation’s financial statements or guaranteeing the auditor’s report. The fundamental responsibility for the corporation’s financial statements and disclosures rests with management and the independent auditors.

A.	Documents/Reports Review

1.    Review with management and the independent auditors prior to public dissemination the corporation’s annual audited financial statements and quarterly financial statements, including the corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61.

2.    Review and discuss with management the corporation’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the corporation may provide earnings guidance.

3.    Review and discuss with management and the independent auditors the scope of management’s and the external auditors review of internal control over financial reporting and steps adopted in light of any material internal control deficiencies identified.

4.    Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the corporation’s by-laws and the resolutions or other directives of the Board, including review of any certification required to be reviewed in accordance with applicable law or regulations of the SEC.

B.	Independent Auditors

1.    Responsibility for the appointment, compensation, retention and oversight of the work of the independent auditor engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the corporation. The independent auditor reports directly to the Committee. These oversight responsibilities include the authority to retain (or to terminate) the outside auditor. In addition, in connection with these oversight responsibilities, the Committee has ultimate authority to approve all audit engagement fees and terms, as well as all non-audit engagements of the independent auditor.

2.    Evaluate, at least annually, the qualifications, performance and independence of the independent auditors, including an evaluation of the lead partner. In conducting its review and evaluation, the Committee should:

(a)    Obtain and review a written report by the corporation’s independent auditor describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the auditor’s independence, all relationships between the independent auditor and the corporation;

(b)    Ensure the rotation of partner rules are met and consider whether there should be regular rotation of the audit firm itself.

C.	Financial Reporting Process

1.    In consultation with the independent auditors, management and the internal auditors, review the integrity of the corporation’s financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding: (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principle; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues, estimates and judgments made in connection with the preparation of the financial statements, including alternative treatments of financial information within generally accepted accounting principles; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements; (iv) any other material written communications between the independent auditor and management; and (v) internal auditing, accounting and financial controls.

2.    Review with the independent auditor (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (ii) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any significant communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the corporation; and, (iv) the responsibilities, performance, budget and staffing of the internal audit group.

D.	Legal Compliance/General

1.    Review periodically, with the corporation’s counsel, any legal matter that could have a significant impact on the corporation’s financial statements.

2.    Discuss with management the corporation’s guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

3.    Set clear hiring policies for employees or former employees of the independent auditors.

4.    Establish procedures for: (i) the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal controls over financial reporting, or auditing matters; and (ii) the confidential, anonymous submission by employees of the corporation of concerns regarding questionable accounting or auditing matters.

5.    Supervise on a continuing basis the implementation of the AEP Corporate Compliance Program, including reporting by the chief compliance officer, the development of specific programs of legal compliance in various important areas of concern to the operation of AEP System companies, and the designation of successor chief compliance officers.

E.	Reports

1.    Prepare all reports required to be included in the corporation’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

2.    Report regularly to the full Board of Directors including:

(i) with respect to any issues that arise with respect to the quality or integrity of the corporation’s financial statements, the corporation’s compliance with legal or regulatory requirements, the performance and independence of the corporation’s independent auditors or the performance of the internal audit function;

(ii) following all meetings of the Committee; and

(iii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities.

The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

3.    Maintain minutes or other records of meetings and activities of the Committee.

V.	ANNUAL PERFORMANCE EVALUATION

The Committee shall evaluate, at least annually, the performance of the Committee and its members. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any modifications to this Charter. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

AMERICAN ELECTRIC POWER COMPANY INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8673

EDISON, NJ 08818-8673

Your vote is important. You may vote the shares held in this account in any one of the following three ways:

Vote-by-Internet	OR	Vote-by-Telephone
Access the Web site at http://www.eproxyvote.com/aep		Call toll-free, 1-877-779-8683, 24 hours a day, 7 days a week
24 hours a day, 7 days a week		from the U.S. and Canada to
vote your proxy.

Vote by mail. Complete, date, sign and mail your proxy card (below) in the enclosed postage-paid envelope or, otherwise, return it to AEP, P.O. Box 8673, Edison, New Jersey 08818.

If you vote by phone or vote using the Internet, there is no need for you to mail back your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	0116

The proxies are directed to vote as specified below and in their discretion on all other matters coming before the meeting. If no direction is made, the proxies will vote FOR all nominees listed on the reverse side and the ratification of the independent auditors, and AGAINST Proposals 3, 4, 5 and 6.

The Board of Directors recommends a vote FOR all nominees for election as directors and the ratification of auditors.
	FOR	WITHHELD		FOR	AGAINST	ABSTAIN
1. Election of Directors. (Please see reverse)	☐	☐	2. Ratification of Independent Auditors	☐	☐	☐
☐ For all nominees except as written above			The Board of Directors recommends a vote AGAINST the following shareholder proposals.

			3. Shareholder Proposal regarding severence agreements for executives	☐	☐	☐

			4. Shareholder Proposal regarding supplemental executive retirement plans	☐	☐	☐

			5. Shareholder proposal allowing independant auditor to perform only audit and audit related work	☐	☐	☐

			6. Shareholder proposal regarding term limits for directors	☐	☐	☐

			SPECIAL ATTENTION			☐
Mark box at right if you have written a comment on reverse.

			ANNUAL MEETING			☐
Mark box at right if you plan to attend the annual meeting.

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

			Signature:		Date:

			Signature:		Date:

é DETACH HERE é

AMERICAN ELECTRIC POWER COMPANY, INC

Proxy Solicited on behalf of the Board of Directors

for the Annual Meeting to be held April 27, 2004

P R O X Y

The undersigned appoints Michael G. Morris, Henry W. Fayne and Susan Tomasky, and each of them, acting by a majority if more than one be present, attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 27, 2004, and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting.

Trustee’s Authorization. The undersigned authorizes Fidelity Management Trust Company to vote all shares of Common Stock of the Company credited to the undersigned’s account under the American Electric Power System retirement savings plan at the annual meeting in accordance with the instructions on the reverse side.

	Election of Directors. Nominees:	01. E.R. Brooks, 02. D.M. Carlton, 03. J.P. DesBarres, 04. R.W. Fri, 05. W.R. Howell,
06. L.A. Hudson, Jr., 07. L.J. Kujawa, 08. M.G. Morris, 09. R.L. Sandor,
10. D.G. Smith, 11. K.D. Sullivan.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Comments:

(If you have written in the above space, please mark the “Special Attention” box on the other side of this card.)

SEE REVERSE
SIDE